As filed with the Securities and Exchange Commission on November 15, 2002

Registration No. 333-11145

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0462685 (I.R.S. Employer Identification No.)

215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(866) 410-8780
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

George A. Koeck, Esq.
General Counsel and Corporate Secretary
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(866) 410-8780
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered (1)(2)	per unit	offering price	registration fee

Common Stock, par value $5.00 per share	1,000,000	—	—	N/A

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, the number of shares being registered represents additional shares of common stock issuable under Otter Tail Corporation’s Automatic Dividend Reinvestment and Share Purchase Plan as a result of a 2 for 1 stock split effective March 15, 2000. No registration fee is required.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that become issuable under Otter Tail Corporation’s Automatic Dividend Reinvestment and Share Purchase Plan by reason of any stock dividend, stock split or other similar transaction.

Prospectus

Automatic Dividend Reinvestment and Share Purchase Plan

Common Shares ($5 par value)

Otter Tail Corporation’s Automatic Dividend Reinvestment and Share Purchase Plan provides the corporation’s common and preferred shareholders and its electric utility customers with a convenient method of purchasing the Otter Tail common shares, $5 par value, without paying any brokerage commission or service charge. Participants may purchase additional common shares by reinvesting dividends and/or making cash payments.

Otter Tail Power Company customers who are not Otter Tail Corporation shareholders may become holders of record of the corporation’s common shares by enrolling in this plan with a minimum initial investment of $100. Individuals who are not Otter Tail Corporation shareholders or Otter Tail Power Company customers may participate in the plan only after becoming a shareholder of record by purchasing common or preferred shares through an independent broker.

The shares purchased under the plan may be new issue common shares or common shares purchased on the open market. New issue common shares will be purchased from the corporation at the current market price of common shares as determined by the corporation on the basis of the average of the high and low sales prices of common shares on the applicable investment date as reported by Nasdaq. The price of common shares purchased on the open market will be the weighted average price per share at which shares are purchased on the open market for the relevant period.

Otter Tail Corporation is offering a total of 2,000,000 new issue common shares under the plan. Of these shares, 453,816 have been sold before the date of this prospectus. This prospectus relates to the remaining 1,546,184 common shares, and replaces the prospectus dated October 31, 1999. Otter Tail Corporation’s common shares are traded on Nasdaq under the symbol “OTTR.”

Investing in Otter Tail common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these common shares or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2002

Where you can find more information
About Otter Tail Corporation
Risk factors
Cautionary statement regarding forward-looking statements
Use of proceeds
Description of the plan
1. How to enroll
2. Participation
3. How the plan works
4. How investments are made
5. Statements of account
6. Certificates for shares
7. How to terminate participation
8. Selling plan shares
9. Other information
Federal income tax information
Description of common shares
Experts
Validity of common shares
Other information
SIGNATURES
EXHIBIT INDEX
EX-5.A Opinion/Consent of Dorsey & Whitney, LLP
EX-23.A.1 Consent of Deloitte & Touche LLP
EX-24.A Power of Attorney

Where you can find more information

Otter Tail Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public through the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document Otter Tail Corporation files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 800-SEC-0330 for further information about its public reference facilities and their copy charges.

The SEC allows Otter Tail Corporation to incorporate by reference the information Otter Tail Corporation files with them. This allows Otter Tail Corporation to disclose important information to you by referencing those filed documents. Otter Tail Corporation has previously filed the following documents with the SEC and is incorporating them by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

•	Current Reports on Form 8-K filed on June 20, 2002, September 20, 2002 and September 27, 2002.

Otter Tail Corporation also is incorporating by reference any future filings made by it with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed. The most recent information that Otter Tail Corporation files with the SEC automatically updates and supersedes more dated information.

You can obtain a copy of any documents which are incorporated by reference in this prospectus, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning:

Otter Tail Corporation Shareholder Services Department 215 South Cascade Street, Box 496 Fergus Falls, Minnesota 56538-0496 (800) 664-1259 (toll free) (218) 739-8479 (locally)

You should rely only on the information contained or incorporated by reference in this prospectus. Otter Tail Corporation has not authorized anyone to provide you with different information. Otter Tail Corporation is not offering to sell the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any document incorporated by reference is accurate only as of the date on the front cover of the applicable document. Otter Tail Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.

About Otter Tail Corporation

Otter Tail Corporation and its subsidiaries have operations in 48 states and 6 Canadian provinces. The businesses of the corporation have been classified into five segments: Electric, Plastics, Health Services, Manufacturing and Other Business Operations.

•	Electric includes the production, transmission, distribution and sale of electric energy in Minnesota, North Dakota and South Dakota under the name Otter Tail Power Company. The electric utility operations have been the corporation’s primary business since incorporation. Since 1990, the corporation has diversified and made significant investments in the other segments.

•	Plastics consists of businesses producing polyvinyl chloride pipe in the Upper Midwest and Southwest regions of the United States.

•	Health Services consists of businesses involved in the sale of diagnostic medical equipment, supplies and accessories. These businesses also provide service maintenance, mobile diagnostic imaging, mobile positron emission tomography and nuclear medicine imaging, portable x-ray imaging and interim rental of diagnostic medical imaging equipment to various medical institutions located in 31 states.

•	Manufacturing consists of businesses in the following manufacturing activities: production of waterfront equipment, wind towers, frame-straightening equipment and accessories for the auto repair industry, custom plastic pallets, material and handling trays, horticultural containers, fabrication of steel products, contract machining and metal parts stamping and fabrication. These businesses are located primarily in the Upper Midwest and Utah.

•	Other Business Operations consist of businesses in electrical and telephone construction contracting, transportation, telecommunications, entertainment and energy services and natural gas marketing as well as the portion of corporate administrative and general expenses that are not allocated to other segments. These businesses operate primarily in the Upper Midwest, except for the transportation company which operates in 48 states and 6 Canadian provinces.

The electric operations are operated as a division of Otter Tail Corporation and the energy services and natural gas marketing operations are operated as indirect subsidiaries of Otter Tail Corporation. Substantially all the other businesses are owned by the corporation’s wholly-owned subsidiary, Varistar Corporation.

Otter Tail Corporation was incorporated in 1907 under the laws of the State of Minnesota. The corporation’s principal executive office is located at 215 South Cascade Street, Box 496, Fergus Falls, Minnesota 56538-0496 and its telephone number is 800-664-1259. References in this prospectus to “Otter Tail Corporation” and “corporation” refer to Otter Tail Corporation including its consolidated subsidiaries unless otherwise indicated or the context otherwise requires.

Risk factors

You should carefully consider the risks described below as well as the other information included or incorporated by reference in this prospectus before making an investment decision with respect to the corporation’s common stock.

The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in less growth than anticipated.

As part of its business strategy, the corporation intends to acquire new businesses. The corporation may not be able to identify appropriate acquisition candidates or successfully negotiate or finance any acquisitions. If the corporation is unable to make acquisitions, the corporation may be unable to realize the growth it anticipates. Future acquisitions could involve numerous risks including: difficulties in integrating the operations, services, products and personnel of the acquired business; the diversion of management’s attention from other business concerns; and the potential loss of key employees of the acquired business. If the corporation is unable to successfully manage these risks, it could have increased costs with resulting reductions in net income in future periods and face increased investment of capital, management time and other resources, particularly with respect to underperforming acquisitions.

Volatile financial markets could restrict the corporation’s ability to access capital and increase its borrowing costs and pension plan expenses.

After the September 11, 2001 terrorist attacks on the U.S., the ongoing war on terrorism by the U.S. and the recent bankruptcies and reported financial difficulties of several major U.S. companies, conditions in the financial markets have become increasingly volatile and uncertain, even for financially healthy companies. These events and related future events could restrict the corporation’s ability to access capital for capital expenditures, working capital or acquisitions. The corporation periodically issues long-term debt to meet its financing requirements, including the refinancing of short-term and long-term debt as it becomes due. If the corporation’s ability to access capital becomes significantly limited, its interest costs could increase substantially and, under extreme circumstances, it could default on its debt obligations.

Changes in the U.S. capital markets can also have significant effects on the corporation’s pension plan. The pension income or expense is affected by the market performance of the assets in the master pension trust maintained for the pension plan for employees, and by the discount rate used to determine the service and interest cost components of net periodic pension cost (returns). If the corporation’s pension plan assets do not achieve positive rates of return, its earnings may be less because the corporation would be unable to recognize gains from the pension plan assets as income and, instead, under these circumstances, it may need to provide additional funds to cover its obligations to employees under the pension plan.

A downgrade in the corporation’s credit rating or other adverse actions by rating agencies could increase its borrowing costs and increase the risk of default on its debt obligations.

If Standard & Poor’s or Moody’s Investors Service were to downgrade the corporation’s long-term debt ratings, the corporation’s ability to borrow would be adversely affected and its future borrowing costs would likely increase with resulting reductions in net income in future periods. Further, if the corporation’s credit ratings were downgraded below BBB- by Standard & Poor’s or Baa3 by Moody’s, it could be required to prepay its outstanding 6.63% senior notes and outstanding borrowings under its line of credit. In the event payment of that debt is required to be prepaid, the corporation may not have sufficient funds, or the ability to access capital, to satisfy in full its debt obligations, which could result in a default on its debt obligations.

Increased federal and state environmental regulation could require the corporation to incur substantial capital expenditures that could result in increased operating costs.

The corporation is subject to federal, state and local environmental laws and regulations relating to air quality, water quality, waste management, natural resources and health safety, which regulate the operation of existing facilities, the construction and operation of new facilities and the proper cleanup and disposal of hazardous waste and toxic substances. Compliance with these legal requirements requires the corporation to commit significant resources and funds toward environmental monitoring, installation of pollution control equipment, payment of emission fees and securing environmental permits. In addition, these laws and regulations, among other things, require that environmental permits be obtained in order to construct or operate some facilities, and obtaining these environmental permits can entail significant expense and cause substantial construction delays. Failure to comply with environmental laws and regulations, even if caused by factors beyond the corporation’s control, may result in civil or criminal penalties and fines.

The corporation cannot assure you that existing environmental laws and regulations will remain the same. New or revised laws or regulations could result in increased compliance costs, accelerated capital expenditures designed to meet the requirements of these laws and regulations and increased financing needs. The corporation may be unable to recover through rates paid by its utility customers any additional capital and other costs incurred by the electric operations to comply with new or revised environmental laws or regulations.

The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause financial results to fluctuate and could impair its ability to generate sufficient cash flow to meet its needs.

A number of factors, many of which are beyond the corporation’s control, may contribute to fluctuations in the corporation’s revenues and expenses from electric operations, causing net income to fluctuate from period to period. These risks include fluctuations in the volume and price of sales of electricity to other utilities, which may be affected by factors such as mergers and acquisitions of other utilities, geographic location of other utilities, transmission costs, unplanned interruptions at the corporation’s generating plants and the effects of deregulation. Other risks include weather conditions, fuel and purchased power costs and the rate of economic growth or decline in the corporation’s service areas. A decrease in revenues or an increase in expenses related to the electric operations may reduce the amount of funds available for the corporation’s existing and future businesses, which could result in increased financing requirements or impair its ability to make scheduled payments on debt obligations or make expected distributions to shareholders. Fluctuations in revenues and expenses could also cause increased volatility in the corporation’s stock price.

Actions by the regulators of the corporation’s electric and health services operations could result in rate reductions, delays in recovering capital expenditures in rates or restrictions on its operations.

The electric rates that the corporation is allowed to charge for its electric services are one of the most important items influencing the corporation’s financial position, results of operations and liquidity. The rates that the corporation charges its electric customers are subject to review by state public utility commissions in Minnesota, North Dakota and South Dakota. An adverse decision by those state commissions concerning the level or method of determining electric utility rates, the authorized returns on equity or other regulatory matters, or any prolonged delay in rendering a decision in a rate or other proceeding (including with respect to the recovery of capital expenditures in rates), could result in lower revenues and net income. Moreover, anticipated higher operating costs and carrying charges on increased capital investment in plant relating to the corporation’s electric operations, if not offset by proportionate increases in operating revenues and other income (including by appropriate rate increases), will affect future earnings.

The corporation’s health services operations are subject to federal and state regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and payment of services. The failure to comply with these regulations, or the inability to obtain and maintain necessary regulatory approvals, may result in adverse actions by regulators with respect to the corporation’s health services operations, which actions may include fines, injunctions or civil penalties, operating restrictions or suspension of operations.

The corporation may not be able to respond effectively to competition in the electric industry, which could result in reduced revenues and earnings.

The corporation may not be able to respond in a timely or effective manner to the many changes in the electric industry that may occur as a result of regulatory initiatives to increase competition. These regulatory initiatives may include deregulation of the electric utility industry in some markets and privatization of the electric utility industry in others. Although the corporation does not expect retail competition to come to the States of Minnesota, North Dakota and South Dakota in the foreseeable future, it expects competitive forces in the electric supply segment of the electric business to continue to increase, which could reduce revenues and earnings. Industry deregulation and privatization may not only continue to facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors in the electric industry may be created, and the corporation may not be able to maintain its revenues and earnings levels.

The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

Operation of electric generating facilities involves risks which can adversely affect energy output and efficiency levels. Most of the corporation’s generating capacity is coal-fired. The corporation relies on a limited number of suppliers of coal, making it vulnerable to increased prices for fuel and fuel transportation as existing contracts expire or in the event of unanticipated interruptions in fuel supply (particularly if the corporation is unable to pass those price increases through to customers through energy cost adjustment clauses). Operational risks also include facility shutdowns due to breakdown or failure of equipment or processes, labor disputes, inability to comply with regulatory or permit requirements, disruptions in delivery of electricity, operator error and catastrophic events such as fires, explosions, floods or other similar occurrences affecting the electric generating facilities. The loss of a major generating facility would require the corporation to find other sources of supply, if available, and expose it to higher purchased power costs.

The corporation’s plastic operations are highly dependent upon a limited number of third-party vendors for polyvinyl chloride, or PVC, resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for the plastics business.

The corporation relies on a limited number of third-party vendors to supply the PVC resin used in its plastics business. Two vendors accounted for approximately 75% of the corporation’s total purchases of PVC resin in each of 2000 and 2001. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could disrupt the corporation’s ability to deliver its plastic products, cause customers to cancel orders or require it to incur additional expenses to obtain PVC resin from alternative sources, if such sources were available.

Lower PVC resin prices and oversupply of PVC pipe in the markets served by the plastics business could result in decreased sales and lower gross margins for the plastics business.

Gross margin percentages relating to the corporation’s plastics business are sensitive to PVC resin prices and the demand for PVC pipe. Historically, when resin prices are rising or stable, margins and sales volume have been higher, and when resin prices are falling, sales volume and margins have been lower. Gross margins also decline when the supply of PVC pipe increases faster than demand, which sometimes occurs in softer economic conditions. Accordingly, falling resin prices combined with an oversupply of finished PVC pipe products could result in decreased sales, lower gross margins and reduced net income for the plastics business. Due to the commodity nature of PVC resin and the dynamic supply and demand factors worldwide, it is very difficult to predict gross margin percentages for the corporation’s plastics business or assume that historical trends will continue.

The market price of the corporation’s common stock may be volatile.

The market price of the corporation’s common stock may fluctuate significantly in response to a number of factors, some of which may be beyond the corporation’s control, such as the perceived prospects or actual operating results of the electric and nonelectric businesses; changes in analysts’, investors’ or the corporation’s estimates or expectations and the corporation’s actual operating results relative to such estimates or expectations; actions or announcements by the corporation or its competitors; regulatory actions; developments in environmental regulation; and changes in general economic or market conditions. In addition, the stock market in general has from time to time experienced extreme price and volume fluctuations. These market fluctuations could reduce the market price of the corporation’s common stock for reasons unrelated to the operating performance of the corporation.

Cautionary statement regarding forward-looking statements

This prospectus and the documents incorporated by reference may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Otter Tail Corporation and its subsidiaries. Statements preceded by, followed by or that include the words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under “Risk Factors,” and the documents incorporated by reference in this prospectus. Otter Tail Corporation is not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

Otter Tail Corporation will receive no proceeds from the offering of common shares through the plan unless common shares are purchased directly from the corporation. To the extent shares are purchased from Otter Tail Corporation, the net proceeds from the sale of such shares will be added to the corporation’s general funds and used for general corporate purposes, including payment of a portion of the cost of the corporation’s continuing construction program. Otter Tail Corporation has no basis for estimating either the number of common shares that ultimately will be sold pursuant to the plan or the prices at which such shares will be sold.

Description of the plan

The purpose of the Automatic Dividend Reinvestment and Share Purchase Plan is to provide Otter Tail Corporation shareholders and Otter Tail Power Company customers with a simple and convenient method of purchasing Otter Tail Corporation common shares without paying brokerage commissions or service charges. The terms and conditions of the plan are set forth below.

1. How to enroll

Eligible persons may enroll in the plan at any time by completing the appropriate authorization form and returning it to Otter Tail Corporation. Obtain an authorization form by sending a written request to Otter Tail Corporation, Shareholder Services Department, 215 South Cascade Street, Box 496, Fergus Falls, Minnesota 56538-0496, or by calling the corporation at (800) 664-1259 or (218) 739-8479 (locally).

2. Participation

Any holder of Otter Tail Corporation’s common or preferred shares or any Otter Tail Power Company retail customer is eligible to participate in the plan. If you already are a participant in the plan, you are not required to re-enroll.

If you are already a holder of record of OTTR shares, you must complete the appropriate authorization form to become a participant in the plan. If you are a beneficial owner of OTTR shares held by a broker or other custodial institution that has established procedures that permit their customers to participate in the plan, please contact such broker or institution for the appropriate authorization form.

Retail utility customers who are not already holders of common or preferred shares may join the plan by completing the appropriate authorization form and returning it to the Otter Tail Corporation Shareholder Services Department along with an initial cash payment of at least $100 and up to a maximum of $5,000. Payments must be made by check or money order (made payable in U.S. dollars drawn on a U.S. bank) payable to “Otter Tail Corporation — D.R. Agent.”

3. How the plan works

Participants can reinvest all dividends paid on full and fractional common and preferred shares to acquire additional common shares under the plan. Participants can elect to receive a cash dividend for shares held in certificate form. All dividends earned on shares held in book-entry form must be reinvested.

Once enrolled in the plan, participants also may make optional cash payments of a minimum of $10 and a maximum of $5,000 per month to purchase common shares.

Shares purchased with reinvested dividends and optional cash payments are held by the plan in book-entry form until the participant requests issuance of a stock certificate. A participant may instruct the corporation to sell up to, but not more than, 25 common shares credited to the participant’s plan account once during any calendar month.

Participants pay no brokerage fees, commissions or service charges in connection with the plan. Otter Tail Corporation will bear all administrative service fees.

All dividends earned on shares held in the plan in book-entry form will be automatically reinvested. Participants can reinvest all or none of the dividends earned on common or preferred shares held in certificate form. Fractions of shares, computed to four decimal places, as well as full shares, are credited to participants’ accounts. Regular Statements of Account will provide simplified record keeping.

Participants can deposit common share certificates for shares acquired through the plan or otherwise under the share deposit feature of the plan. (See Section 6 — Certificates for shares.) Please note that preferred shares are not eligible for this service.

4.     How investments are made

Shares for the plan may come either from authorized but unissued common shares (“new issue common shares”) or from purchases of common shares of Otter Tail Corporation made on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions. The corporation will decide when the plan will purchase new issue common shares or when common shares will be purchased on the open market. For open market purchases, US Bank (the “agent”) will act as purchasing agent. The agent may purchase shares on such terms as to price, delivery, and otherwise as the agent may determine, subject to any restrictions imposed by federal or state securities laws.

Below are the various ways you can acquire shares:

Dividend Reinvestment

Dividends may be reinvested to purchase either new issue common shares or common shares purchased on the open market, as determined by the corporation. Common and/or preferred share dividends used to purchase new issue common shares will be invested on the dividend payment date (which is typically the tenth or first day, respectively, of each March, June, September and December) or, if that date is not a trading day, the preceding trading day. Common and/or preferred share dividends will normally be used by the agent to purchase common shares on the open market within 10 business days of the dividend payment date, depending on market conditions.

Participants can authorize full reinvestment of dividends on all shares. Participants can also authorize cash dividends to be paid on all common and/or preferred shares held in certificate form. Dividends on shares held in the plan in book-entry form will always be automatically reinvested. To change participation to allow receipt of dividends in cash for all shares or just shares held in certificate form, the corporation’s Shareholder Services Department must receive a written request for such change on or before the record date established for the particular dividend. If the request is received after the record date, the change will begin with the next dividend.

Cash Investment Option—Optional Cash Payments for Participants Enrolled in the Plan

Participants may, at any time, send checks or money orders only (made payable in U.S. dollars drawn on a U.S. bank) to make cash investments in the plan. Checks and money orders must be made payable to “Otter Tail Corporation—DR Agent” and sent with the authorization form or the detachable stub provided as part of the account statements participants receive. Otter Tail Corporation will process all payments on the date they are received. Payments post-dated and received on or before that date will be accepted as of the date received. Once enrolled in the plan, participants may vary cash investments from a minimum of $10 to a maximum of $5,000 per month.

For your convenience, automatic withdrawal from your checking or savings account is available. Funds are drawn from your account on or about the 15th of each month. To be eligible for this service, an enrollment form must be completed at least 30 days in advance of the next purchase date. Please contact the Shareholder Services Department to obtain an enrollment form. Cash payments are invested monthly on the first day of each month or, if that date is not a trading day, the next trading day. In order to be invested in a particular month, cash payments must be received on or before the last business day of the preceding month. No interest will be paid on funds being held by Otter Tail Corporation or its agent.

Cash payments will be used to purchase either new issue common shares or common shares purchased on the open market, as determined by Otter Tail Corporation. Cash payments used to purchase new issue common shares will be invested on the investment date each month. Cash payments used to purchase common shares on the open market will normally be purchased by the agent on the first business day of each month.

Participants can request a refund of the current month’s cash payment by sending a written request to the Otter Tail Corporation Shareholder Services Department. The request must be received at least two business days prior to the investment date. Payments that are rejected by Otter Tail Corporation will be refunded to participants as promptly as practicable.

Price

The price per share of new issue common shares will be the current market price of common shares as determined by Otter Tail Corporation on the basis of the average of the high and low sales prices of common shares on the applicable investment date as reported by Nasdaq.

The price per share of shares purchased for the plan on the open market will be the weighted average price per share at which common shares of the corporation are actually purchased on the open market for the relevant period by the agent on behalf of all participants in the plan.

Otter Tail Corporation has no basis for estimating either the number or price of shares that will be purchased under the plan. Participants should be aware that since investment prices are determined as of specified dates, they may lose any advantages otherwise available from being able to select the timing of their investment. Neither Otter Tail Corporation nor the agent shall have any responsibility for the value of the common shares acquired for participants’ accounts.

5.     Statements of account

The corporation will maintain an account for each plan participant and will send account statements to each participant as soon as practicable after each quarterly dividend reinvestment and each monthly cash investment. The statements include the participant’s current share balance and all year-to-date transactions. The statements are a participant’s continuing record of the cost of the participant’s purchases and should be retained for tax purposes. Included as a part of the statements is a form for making optional cash payments, selling shares, requesting certificates, depositing certificates, or withdrawing from the plan.

6.     Certificates for shares

Normally, certificates for plan shares are not issued to participants unless requested. Instead, the shares are credited to plan accounts and are listed on account statements. This protects against loss, theft or destruction of stock certificates, and reduces Otter Tail Corporation’s administrative costs.

Participants can, however, request stock certificates for any number of full shares credited to their plan accounts. There is no charge for this service. A written request must be made to the Otter Tail Corporation Shareholder Services Department by completing the form provided as part of the account statements or by submitting a written request. A separate request must be made for each certificate requested specifying the number of full shares to be issued. Requests are processed as soon as practicable after receipt. Generally, the certificates are issued within five business days after Otter Tail Corporation receives the request. Any remaining full and fractional shares will continue to be credited to participants’ accounts. Certificates for fractional shares will not be issued under any conditions.

Otter Tail Corporation reserves the right to suspend its policy of issuing certificates, other than upon termination or withdrawal from the plan, at any time.

Registration of Share Certificates

Certificates can be registered and issued in names other than participants’ names subject to compliance with any applicable laws. To do this participants must complete a stock transfer form and return it to the Otter Tail Corporation Shareholder Services Department. This form must bear the signature of the registered holder(s) with the signature guaranteed by an eligible financial institution which is a member of a signature medallion program. These forms can be obtained from the Otter Tail Corporation Shareholder Services Department or at the corporate web site which is www.ottertail.com.

If a participant wants shares issued or a transfer to be effective for a particular dividend payment, the appropriate form must be received at least five days before the record date established for that dividend.

Shares credited to participants’ accounts may not be pledged and may not be assigned, except to another plan account. To pledge or assign shares participants must make a written request for certificates to be issued.

Deposit of Common Share Certificates into the Plan

Participants can deposit any certificates for common shares of Otter Tail Corporation into the plan, whether such certificates were issued under the plan or otherwise, at no cost. To take advantage of this feature, participants must send certificates for common shares to the Otter Tail Corporation Shareholder Services Department together with the appropriate information on the form provided as part of the account statements or with a separate written request. Common shares represented by such certificates are credited to the appropriate participant account under the plan. If you are receiving a cash dividend for shares held in certificate form, you must continue to hold a certificate representing those shares. Once shares are deposited into the plan, dividends on such shares will be automatically reinvested. Certificates for preferred shares of Otter Tail Corporation are not eligible for deposit.

Should participants choose to deposit certificates, Otter Tail Corporation recommends that registered or certified mail be used. The method used to submit certificates to Otter Tail Corporation is at the option and risk of the participant. Participants should submit their certificates without endorsement.

7.     How to terminate participation

Participation in the plan is voluntary, and a participant may terminate participation at any time by submitting the appropriate information on the form provided as part of account statements or by submitting a separate written request to the Otter Tail Corporation Shareholder Services Department.

The request for termination will be processed as soon as practicable after receipt. A stock certificate for full shares will normally be mailed within five business days after receipt of the request, unless the request is received between a dividend record date and a dividend payment date. If the request is received during this period, a certificate will generally not be sent out until the dividends paid for the quarter have been credited to your account. The agent will sell all fractional shares normally on the first trading day of each month. A check for the fractional share will be sent promptly. For income tax purposes the amount of the fractional share check is taxable and is reported accordingly. If the request to terminate has been received at least two business days prior to the investment date, any cash payments waiting for investment will be returned, without interest, as soon as practicable. Any subsequent dividends, if applicable, will be paid in cash.

Participants wishing to terminate with 25 or less shares credited under the plan may sell all but not less than all plan shares through Otter Tail Corporation, without the issuance of a certificate and without payment of a brokerage fee. (See Section 8 — Selling plan shares.)

After termination, previous participants can re-enroll in the plan by completing the appropriate authorization form. However, Otter Tail Corporation reserves the right to reject any enrollment forms from previous participants on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term investment service.

8.     Selling plan shares

A participant may instruct Otter Tail Corporation to sell up to, but not more than, 25 common shares credited to the participant’s account by completing the information on the form provided as part of the account statements or by submitting a separate written request to the Otter Tail Corporation Shareholder Services Department. A participant may submit only one such request during a calendar month.

The agent will sell the shares normally on the first trading day of each month. If a request to sell all shares in the account is received between the record date and payable date, the shares will not be sold until the dividends paid for the quarter have been credited to the participant’s account. In the event that shares being sold by terminating participants are needed to meet plan requirements, those shares will be purchased by the plan. In either case, the participant will normally receive the proceeds of the sale, less any backup withholding tax, within 10 days after the sale. The price of the plan shares sold on the open market will be the actual sale price of such shares. The price of shares purchased by the plan to meet plan requirements will be the average of the high and low sales prices of common shares on the date of purchase as reported by Nasdaq.

9.     Other information

Stock Dividends and Stock Splits

Should Otter Tail Corporation declare a stock dividend or a stock split, the number of additional shares participants receive will be based on the number of shares in their account as of the record date for such stock dividend or stock split. Additional full and fractional shares that result from a stock dividend or a stock split will be credited to participants’ accounts. Stock dividend or stock split shares issued with respect to certificated shares held by participants will be mailed directly to the participants in the same manner as to shareholders who are not participating in the plan.

Rights to Purchase

In the event that Otter Tail Corporation makes available to its shareholders rights to purchase additional shares or other securities, the agent will sell such rights accruing to shares participating in the plan for the participant and will combine the funds from such sale with the next regular dividend or optional cash investment for reinvestment at that time. If a participant desires to exercise these rights, the participant should request that certificates be issued for full shares as provided herein.

Voting at the Annual Meeting of Shareholders

Otter Tail Corporation will vote all shares held in the participant’s account in the same way in which the participant votes common shares registered in the participant’s name by the regular proxy returned by the participant to the corporation. If Otter Tail Corporation sends participants a separate proxy covering the shares credited to their accounts, then such shares will be voted as designated in such separate proxy. In the event participants do not direct the voting of their shares by either such regular or separate proxy, the shares credited to their account will not be voted.

Company Responsibility in Administering the Plan

Otter Tail Corporation and the agent will have no responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the plan nor will they have any duties, responsibilities or liabilities except such as are expressly set forth herein. In administering the plan, neither Otter Tail Corporation nor the agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate participants’ accounts upon death prior to receipt of notice in writing of such death; (b) with respect to the prices at which the shares are purchased or sold, the time such purchases or sales are made or any fluctuation in the market value before or after purchases or sales of shares; or (c) as to the value of the shares acquired for participants.

Participants should recognize that neither Otter Tail Corporation nor the agent can assure them of a profit or protect them against a loss on shares purchased or sold by them under the plan. Otter Tail Corporation believes that its serving as administrator, rather than a registered broker-dealer or a federally insured banking institution, poses no material risks to participants.

Otter Tail Corporation reserves the right to interpret and regulate the plan as may be necessary or desirable in connection with the operation of the plan. The terms and conditions of the plan and any authorization forms shall be governed by Minnesota law.

Company’s Right to Amend or Terminate the Plan

While Otter Tail Corporation expects to continue the plan indefinitely, it reserves the right to amend, modify, suspend or terminate the plan or participation therein, in whole or in part, at any time. Any such amendment, modification, suspension or termination will be announced to participants in advance.

Federal income tax information

The information set forth below is only a summary and does not claim to be a complete description of all tax consequences of participation in the plan. The description may be affected by future legislation, IRS rulings and regulations, or court decisions. Accordingly, participants should consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the plan.

What are the federal income tax consequences of participation in the plan?

For tax purposes, participants’ reinvested dividends are treated in the same manner they would have been treated had the participants received the dividends in cash on the applicable dividend payment date. Generally, the full amount of a dividend is taxable at ordinary income rates at the time of payment.

Participants will not recognize any taxable income when stock certificates for full shares are issued from plan accounts. However, participants will recognize gain or loss when the shares are sold either at their request through Otter Tail Corporation or by the participant after certificates have been issued. In addition, terminating participants will recognize gain or loss with respect to fractional shares sold. The amount of gain or loss in each case is the difference between the amount the participant receives for the shares or fractional shares sold and the participant’s cost basis in those shares. This gain or loss will be capital gain or loss provided the participant holds the shares as a capital asset, which is usually the case. Any capital gain will be taxed at long-term rates if the shares are held for more than one year and at short-term rates if held for one year or less.

How will participants be notified of their taxable dividend income?

Otter Tail Corporation will report the dividend income to participants and to the IRS on Form 1099-Div. When shares are sold through Otter Tail Corporation, the corporation will report the proceeds from the sale to participants and to the IRS on Form 1099-B.

What is the federal tax basis of plan shares?

The tax basis of participants’ plan shares acquired is equal to their purchase price as indicated on account statements. Please be sure to retain your December statements, which summarize the entire year’s activity for tax purposes.

How does Otter Tail Corporation invest and report dividends subject to federal backup withholding or foreign tax withholding?

Otter Tail Corporation will invest an amount equal to the dividends less the amount of tax withheld. The net dividend will be used to purchase shares. The account statements and the Form 1099-Div sent to participants subject to tax withholding will indicate the amount of tax withheld and will show the net dividend reinvested by Otter Tail Corporation. For federal income tax reporting purposes, the full amount of the dividend, including any amounts withheld under applicable backup withholding rules or withholding rules applicable to foreign participants, will be taxable dividend income to the participant.

Description of common shares

At September 30, 2002, there were outstanding 25,330,574 common shares (50,000,000 shares authorized) and 155,000 cumulative preferred shares (1,500,000 shares authorized). There are also authorized 1,000,000 cumulative preference shares, none of which are outstanding. The Board of Directors of Otter Tail Corporation is authorized under its restated articles of incorporation to provide for the issue of future series of cumulative preferred shares and cumulative preference shares and, as to each series, to fix the designation, dividend rate, redemption price or prices, voluntary and involuntary liquidation prices, conversion rights and sinking and purchase fund rights. Cumulative dividends and redemption and conversion provisions could have an adverse effect on the availability of earnings for distribution to the holders of common shares.

The following statements with respect to Otter Tail Corporation’s restated articles of incorporation, as amended (the “articles”) are brief summaries of certain provisions of the articles, do not purport to be complete and are subject to the detailed provisions of the articles, a copy of which is filed with the SEC as an exhibit to the registration statement and is incorporated in this section by reference. Terms in italics are defined in the articles and are used herein as so defined.

Dividend Rights

Subject to the prior dividend rights of the holders of the cumulative preferred shares and the cumulative preference shares and the limitations set forth in the following two paragraphs, dividends may be declared by the Board of Directors and paid from time to time upon the outstanding common shares from any funds legally available therefor.

Otter Tail Corporation’s indenture of mortgage securing its first mortgage bonds contains restrictions on the payment of dividends and other distributions with respect to Otter Tail Corporation’s common shares. Under the most restrictive of these provisions, $9,238,000 of retained earnings of the corporation at December 31, 2001 were not available for dividends or other distributions on the common shares.

So long as any cumulative preferred shares remain outstanding, Otter Tail Corporation shall not, without the consent of the holders of a majority of the voting power of the cumulative preferred shares of all series then outstanding (two-thirds if more than one-fourth vote negatively), declare or pay any dividend on or purchase, redeem or otherwise acquire any common shares of Otter Tail Corporation unless, after giving effect thereto (a) common share equity shall equal at least 25% of total capitalization and (b) the earned surplus of Otter Tail Corporation shall not be less than $831,398. Such provisions are less restrictive than the restrictions on the payment of dividends and other distributions with respect to the common shares contained in the indenture of mortgage. Moreover, no dividend shall be declared or paid on the common shares at any time while there is a default or deficiency with respect to a sinking or purchase fund established for the benefit of any series of the cumulative preferred shares or the cumulative preference shares. None of the outstanding series of Otter Tail Corporation’s cumulative preferred shares has a sinking or purchase fund.

Voting Rights

Subject to the rights of the holders of the cumulative preferred shares and the cumulative preference shares described below, only the holders of common shares have voting rights and are entitled to one vote for each share held.

In the event that four full quarterly dividend payments on the cumulative preferred shares of any series shall be in default, the holders of the cumulative preferred shares of all series, voting as a class, shall thereafter elect three members of an 11-member Board of Directors; and, if such default shall increase to 12 full quarterly dividend payments, such holders shall thereafter elect six members of an 11-member Board of Directors. In the event that four full quarterly dividend payments on the cumulative preference shares of any series shall be in default, the holders of the cumulative preference shares of all series, voting as a class, shall thereafter elect two members of an 11-member Board of Directors. Holders of cumulative preferred shares and cumulative preference shares shall be entitled to cumulative voting in the election of directors. After any such default shall have been cured, the cumulative preferred shares and/or the cumulative preference shares, as the case may be, shall be divested of such voting rights, subject to being revested in the event of subsequent defaults.

The consent of the holders of at least two-thirds of the voting power of the cumulative preferred shares is required to (a) authorize or issue any shares ranking prior to the cumulative preferred shares as to dividends or assets or (b) amend the articles so as to affect adversely any of the preferences or other rights of the holders of the cumulative preferred shares, provided that if less than all series of cumulative preferred shares are so affected, only the consent of the holders of at least two-thirds of the voting power of the affected series shall be required.

A majority (two-thirds if more than one-fourth vote negatively) of the voting power of the cumulative preferred shares is required to authorize certain other corporate acts, including (a) an increase in the number of authorized cumulative preferred shares or the authorization of shares on a parity therewith, (b) the issue of additional cumulative preferred shares unless specified financial tests are satisfied and (c) the participation by Otter Tail Corporation in any merger or consolidation or the sale of all or substantially all of its assets unless specified conditions are met.

The consent of the holders of at least two-thirds of the voting power of the cumulative preference shares is required to (a) authorize any shares of any class (other than the cumulative preferred shares, whether now or hereafter authorized) ranking prior to the cumulative preference shares as to dividends or assets or (b) amend the articles so as to affect adversely any of the preferences or other rights of the holders of the cumulative preference shares, provided that if less than all series of cumulative preference shares are so affected, only the consent of the holders of at least two-thirds of the voting power of the affected series shall be required.

A majority (two-thirds if more than one-fourth vote negatively) of the voting power of the cumulative preference shares is required to authorize (a) an increase in the number of authorized cumulative preference shares or the authorization of shares on a parity therewith or (b) the participation by Otter Tail Corporation in any merger or consolidation or the sale of all or substantially all of its assets unless specified conditions are met.

Liquidation Rights

Upon any liquidation, dissolution or winding up of Otter Tail Corporation, the holders of common shares shall be entitled to receive pro rata all assets of Otter Tail Corporation distributable to shareholders after the payment of the respective liquidation preferences to the holders of the cumulative preferred shares and the cumulative preference shares.

Shareholder Rights Plan

On January 27, 1997, Otter Tail Corporation’s Board of Directors declared a dividend of one preferred share purchase right for each outstanding common share held of record as of February 7, 1997. One right was also issued with respect to each common share issued after February 7, 1997. Each right entitles the holder to purchase from Otter Tail Corporation one one-hundredth of a share of newly created Series A junior participating preferred stock at a price of $70, subject to certain adjustments. The rights are exercisable when, and are not transferable apart from Otter Tail Corporation’s common shares until, a person or group has acquired 15 percent or more, or commenced a tender or exchange offer for 15 percent or more, of Otter Tail Corporation’s common shares. If the specified percentage of the common shares is acquired, each right will entitle the holder (other than the acquiring person or group) to receive, upon exercise, common shares of either Otter Tail Corporation or the acquiring company having value equal to two times the exercise price of the right. The rights are redeemable by Otter Tail Corporation’s Board of Directors in certain circumstances and expire on January 27, 2007.

Certain Provisions of Articles and Bylaws

Except at such times when holders of cumulative preferred shares and/or cumulative preference shares have special voting rights for the election of directors as described above, Otter Tail Corporation’s directors are elected for three-year, staggered terms by the holders of the common shares. Cumulative voting of the common shares in the election of directors is prohibited. In addition, Otter Tail Corporation’s bylaws provide that a vote of 75% of the common shares is required to remove directors who have been elected by the holders of common shares. The affirmative vote of 75% of the common shares is required to amend provisions of the articles and bylaws relating to the staggered terms and the removal of directors, unless approved by all of the continuing directors as specified therein.

The articles contain “fair price” provisions which require the affirmative vote of 75% of the voting power of the common shares to approve business combinations, including mergers, consolidations and sales of a substantial part of Otter Tail Corporation’s assets, with an interested shareholder or its affiliates or associates, unless specified price criteria and procedural requirements are met or unless the transaction is approved by the majority of the continuing directors. The articles also contain “anti-greenmail” provisions which preclude Otter Tail Corporation from making certain purchases of common shares at a price per share in excess of the fair market price from a substantial shareholder unless approved by the affirmative vote of 66 2/3% of the voting power of the common shares held by the disinterested shareholders. The “fair price” and “anti-greenmail” provisions of the articles may not be amended without the affirmative vote of the holders of at least 75% of the voting power of the common shares, unless approved by all of the continuing directors as specified therein.

The overall effect of the foregoing provisions of Otter Tail Corporation’s articles and bylaws, together with the rights and the ability of the Board of Directors to issue additional common shares, cumulative preferred shares and cumulative preference shares, may be to delay or prevent attempts by other persons or entities to acquire control of Otter Tail Corporation without negotiations with its Board of Directors.

Miscellaneous

The common shares are not redeemable. The common shares are not entitled to any conversion or preemptive rights. Otter Tail Corporation’s outstanding common shares are, and the new issue common shares when issued will be, fully paid and non-assessable. The transfer agents and registrars for the common shares are Otter Tail Corporation and Wells Fargo Bank Minnesota, N.A.

Experts

The consolidated financial statements incorporated in this prospectus by reference from Otter Tail Corporation’s annual report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon their authority as experts in accounting and auditing.

Validity of common shares

The validity of the issuance of the new issue common shares has been passed upon for Otter Tail Corporation by Dorsey & Whitney LLP, Minneapolis, Minnesota.

Other information

For further information and assistance, please contact:

Otter Tail Corporation
Shareholder Services Department
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
Phone: (800) 664-1259 (toll free)
             (218)739-8479 (locally)
FAX:   (218) 998-3165
sharesvc@ottertail.com (email)
www.ottertail.com

The information contained on the corporation’s web site is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. Otter Tail Corporation has not authorized anyone to provide you with different information. Otter Tail Corporation is not offering to sell the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any document incorporated by reference is accurate only as of the date on the front cover of the applicable document. Otter Tail Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus

Automatic Dividend Reinvestment
and Share Purchase Plan

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC registration fee	$11,078
Accountant's fees and expenses	10,000
Legal fees and expenses	30,000
Printing expenses	7,500
Blue Sky fees and expenses (including legal fees)	2,000
Miscellaneous expenses	4,422
Total	$65,000	*

•	All fees and expenses, other than the SEC registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

     Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.

     Article VIII of the Bylaws of Otter Tail Corporation contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.

     Article X of the Restated Articles of Incorporation of Otter Tail Corporation provides that a director shall not be liable to Otter Tail Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Otter Tail Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction for which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article X became effective.

     Otter Tail Corporation has obtained insurance policies indemnifying Otter Tail Corporation and the directors and officers of Otter Tail Corporation against certain civil liabilities and related expenses.

Item 16. List of Exhibits

	Previously Filed

		As
Number	File No.	Exhibit No.	Description

3-A-1	8-K dated 4/10/01	3	Restated Articles of Incorporation, as amended
			(including resolutions creating outstanding series of
			Cumulative Preferred Shares).

3-A-2	33-46071	4-B	Bylaws, as amended through April 11, 1988.

4-A-1	8-A dated 1/28/97	1	Rights Agreement, dated as of January 28, 1997 (the
			“Rights Agreement”) between the Company and
			Wells Fargo Bank Minnesota, N.A. (formerly
			Norwest Bank Minnesota, National Association).

4-A-2	8-A/A dated 9/29/98	1	Amendment No. 1, dated as of August 24, 1998, to
			the Rights Agreement.

5-A			Opinion and consent of Dorsey & Whitney LLP.

23-A-1			Consent of Deloitte & Touche LLP.

23-A-2			Consent of Dorsey & Whitney LLP (included in Exhibit 5-A).

24-A			Power of Attorney.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in the information set forth in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on November 15, 2002.

OTTER TAIL CORPORATION

By	/s/ Kevin G. Moug Kevin G. Moug Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to the registration statement has been signed on November 15, 2002 by the following persons in the capacities indicated.

Signature	Title

* John D. Erickson	President and Chief Executive Officer (principal executive officer)

/s/ Kevin G. Moug Kevin G. Moug	Chief Financial Officer and Treasurer (principal financial and accounting officer)

* John C. MacFarlane	Chairman of the Board and Director

* Thomas M. Brown	Director

*	Director

Dennis R. Emmen

* Maynard D. Helgaas	Director

* Arvid R. Liebe	Director

* Kenneth L. Nelson	Director

* Nathan I. Partain	Director

* Gary J. Spies	Director

* Robert N. Spolum	Director

*By /s/ George A. Koeck George A. Koeck Pro Se and Attorney-in-Fact

EXHIBIT INDEX

	Previously Filed

		As
Number	File No.	Exhibit No.	Description

3-A-1	8-K dated 4/10/01	3	Restated Articles of Incorporation, as amended
			(including resolutions creating outstanding series of
			Cumulative Preferred Shares).

3-A-2	33-46071	4-B	Bylaws, as amended through April 11, 1988.

4-A-1	8-A dated 1/28/97	1	Rights Agreement, dated as of January 28, 1997 (the
			“Rights Agreement”) between the Company and
			Wells Fargo Bank Minnesota, N.A. (formerly
			Norwest Bank Minnesota, National Association).

4-A-2	8-A/A dated 9/29/98	1	Amendment No. 1, dated as of August 24, 1998, to
			the Rights Agreement.

5-A			Opinion and consent of Dorsey & Whitney LLP.

23-A-1			Consent of Deloitte & Touche LLP.

23-A-2			Consent of Dorsey & Whitney LLP (included in Exhibit 5-A).

24-A			Power of Attorney.